SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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☒	Preliminary Information Statement	☐	Confidential, for Use of the
Commission Only (as permitted
by Rule 14c-5(d)(2))
☐	Definitive Information Statement

BROWNIE’S MARINE GROUP, INC.
(Name of Registrant As Specified in Charter)

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Brownie’s Marine Group, Inc.
940 N.E. 1st Street
Fort Lauderdale, Florida 33311

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the stockholders of Brownie’s Marine Group, Inc., a Nevada corporation (the “Company”), in lieu of a special meeting in connection with a proposal to authorize the creation of 10,000,000 shares of blank check preferred stock (the “Proposal”).

This Information Statement is being sent in lieu of a special meeting.  The Company has adopted the Proposal by the written consent of stockholders holding a majority of the voting power of the Company.

At a meeting of the Board of Directors held on May 20, 2010, all the members of the Company’s Board of Directors approved and recommended that the Proposal be accepted.  The Company’s stockholders holding a majority of the voting power of the Company approved the Proposal, pursuant to a written consent dated May 20, 2010.  The Company anticipates that the effective date of the Proposal will occur on June 21, 2010 (the “Effective Date”).  If the Proposal was not adopted by written consent, it would have been required to be considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for the specific purpose of approving the Proposal.

The elimination of the need for a special or annual meeting of stockholders to approve the Proposal is authorized by Section 78.320(2) of the Nevada Revised Statutes (the “NRS”) and the Company’s Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.  In order to eliminate the costs and management time involved in holding a meeting and in order to effect or ratify the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

Robert Carmichael, who beneficially owns 1,502,754 shares of common stock of the Company, representing approximately 56% of the voting power of the Company, gave his written consent to the Proposal described in this Information Statement on May 20, 2010.  It is proposed that this Information Statement will be first sent to the stockholders on or about May 31, 2010.  The record date established by the Company for purposes of determining the number of outstanding shares of common stock of the Company, and thus the voting power, is May 21, 2010 (the “Record Date”).

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS.  No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the NRS are afforded to the Company’s stockholders as a result of the adoption of the Proposal.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, there were 2,662,678 shares of Common Stock outstanding.  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders.  Robert Carmichael has voted an aggregate 1,502,754 shares of Common Stock in favor of the Proposal.

The following table sets forth certain information regarding the Company's Common Stock beneficially owned on the Record Date by:  (1) each shareholder known by the Company to be the beneficial owner of five (5%) percent or more of the Company's outstanding common stock, (2) each of the Company's executive officers and directors, and (3) all executive officers and directors as a group.  Unless otherwise disclosed, the address for the shareholders below is 940 N.W. 1st Street, Fort Lauderdale, Florida 33311.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Robert M Carmichael C/O Brownie’s Marine Group, Inc. 940 NW 1st Street Fort Lauderdale, FL 33311	1,917,754 (1)	61%
Common	All officers and directors as a Group (1 person)	1,917,754 (1)	61%

(1)	Includes an aggregate of 415,000 shares underlying currently exercisable options. Also includes 44,440 shares owned by GKR Associates, LLC, a Company that Mr. Carmichael has a financial interest.

PROPOSAL

AUTHORIZATION OF PREFERRED STOCK

Our Board of Directors has adopted, and holders of a majority of our outstanding shares of common stock have approved, an amendment to our Articles of Incorporation authorizing the issuance of 10,000,000 shares of preferred stock, with such voting powers, designations, preferences, limitations, restrictions and relative rights as may be determined by our Board of Directors from time to time in accordance with the provisions of Chapter 78 of the Nevada Revised Statutes. Our existing Articles of Incorporation do not authorize the issuance of shares of preferred stock.

Our Board of Directors believes that it is in the best interests of our company and its shareholders for it to have the ability to issue shares of preferred stock in connection with acquisitions and financings and complete flexibility to determine the terms of each series of preferred stock as the same may be negotiated with the parties to those transactions without the need for further shareholder approval so that those transactions can be completed expeditiously. The creation of the preferred stock will afford us greater flexibility in seeking capital and potential acquisition targets.  Our Articles of Incorporation currently only permits the Company to issue shares of common stock. This, we believe, has limited our options in raising additional capital and structuring acquisitions. The authorization of one or more series of preferred stock will allow the board the widest possible latitude in setting the terms of preferred stock that may be issued in the future. The Company will, therefore, be afforded flexibility in seeking financing or structuring acquisitions, as the Board deems appropriate in the exercise of its reasonable business judgment. We currently have no commitments or plans for the issuance of any shares of preferred stock.  The complete text of the amendment is an exhibit to this Information Statement.

The amendment authorizing the issuance of shares of preferred stock grants the Board authority, without further action by our stockholders, to designate and issue preferred stock in one or more series and to designate certain rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any preferred stock upon the rights of holders of our common stock until the Board determines the specific rights of the holders of such preferred stock. The effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of our common stock and delaying or preventing a change in control of our company without further action by our stockholders. Any future issuance of our common stock will be subject to the rights of holders of outstanding shares of preferred stock that we may issue in the future. Subject to applicable laws or regulations, preferred stock may be designated and issued from time to time without action by our stockholders to such persons and for such consideration and on such terms as the Board determines.

Although the amendment to authorize the issuance of preferred stock may be construed as having an anti-takeover effect, because shares of preferred stock could be issued for the purpose of discouraging an attempt by another person to take control of our company, neither our management nor our Board views this proposal as an anti-takeover mechanism. In addition, this proposal is not part of any plan by us to recommend a series of anti-takeover amendments to our articles of incorporation, and we do not currently contemplate recommending the adoption of other amendments to our articles of incorporation that could be construed to affect the ability of third parties to take over or change control of our company.

DELIVERY OF INFORMATION TO A SHARED ADDRESS

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to Brownie’s Marine Group, Inc., 940 N.E. 1st Street, Ft. Lauderdale, Florida, 33311, Attention: Robert Carmichael, CEO or call the Company at (954) 462-5570 and we will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the SEC.  You may inspect and request copies (at prescribed rates) of our reports, proxy statements and other information filed by us at the public reference facilities at the SEC's office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549, at the SEC's Regional Office at Room 1102, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, NY 10278 and at the SEC's Regional Office at 44 Montgomery Street, Suite 1100, San Francisco, CA 94101.  Our reports, proxy statements and other information can also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert Carmichael
Robert Carmichael, Chairman of the Board of Directors

EXHIBIT A

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF

BROWNIE’S MARINE GROUP, INC.

Brownie’s Marine Group, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), and in accordance with the applicable provisions of Section 78 of the Nevada Revised Statutes (“NRS”):

WHEREAS, the following resolutions were adopted by the Corporation’s Board of Directors and the holders of a majority of the voting capital stock of the Corporation:

NOW THEREFORE BE IT RESOLVED:

1.           That Section IV of the Corporation’s Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

"IV.           AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall consist of (i) TWO HUNDRED AND FIFTY MILLION (250,000,000) shares of common stock, $.001 par value per share and (ii) TEN MILLION (10,000,000) shares of Preferred Stock. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. "

2.           That (i) a resolution was adopted by unanimous approval of the directors of the Corporation pursuant to NRS Section 78.390 on May 20, 2010, setting forth the above-mentioned amendments and declaring said amendments to be advisable, and (ii) holders of a majority of the outstanding shares of the Common stock of the Corporation adopted said amendments on May 20, 2010 in accordance with the provisions of NRS Section 78.302(2).

IN WITNESS WHEREOF, this Articles of Amendment of the Articles of Incorporation has been signed by the Chief Executive Officer of the Corporation this ____ day of June, 2010.

BROWNIE’S MARINE GROUP, INC.

BROWNIE’S MARINE GROUP, INC.

By:
Robert Carmichael, Chief Executive Officer

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